Exhibit 99.5

INSTRUCTION TO REGISTERED HOLDER AND/OR

BOOK-ENTRY TRANSFER FACILITY PARTICIPANT FROM OWNER

OF

KANSAS GAS AND ELECTRIC COMPANY

5.647% SECURED FACILITY BONDS, SERIES 2005, DUE 2021

(THE “2005 BONDS”)

To Registered Holder and/or Participant of the Book-Entry Transfer Facility:

The undersigned hereby acknowledges receipt of the Prospectus dated September     , 2005 (the “Prospectus”) of Kansas Gas and Electric Company, a Kansas corporation (the “Company”), and the accompanying Letter of Transmittal (the “Letter of Transmittal”), that together constitute the Company’s offer (the “Exchange Offer”). Capitalized terms used but not defined herein have the meanings as ascribed to them in the Prospectus or the Letter of Transmittal.

This will instruct you, the registered holder and/or book-entry transfer facility participant, as to the action to be taken by you relating to the Exchange Offer with respect to the 2005 Bonds held by you for the account of the undersigned.

The aggregate face amount of the 2005 Bonds held by you for the account of the undersigned is (fill in amount):

$                         of the 5.647% Secured Facility Bonds, Series 2005, Due 2021

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

☐	To TENDER the following 2005 Bonds held by you for the account of the undersigned (insert principal amount of 2005 Bonds to be tendered, if any):

$                         of the 5.647% Secured Facility Bonds, Series 2005, Due 2021

☐	NOT to TENDER any 2005 Bonds held by you for the account of the undersigned.

If the undersigned instructs you to tender the 2005 Bonds held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations, that (i) the holder is not an “affiliate” of the Company, (ii) any 2005 Exchange Bonds to be received by the holder are being acquired in the ordinary course of its business, and (iii) the holder has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in a distribution (within the meaning of the Securities Act) of such 2005 Exchange Bonds. If the undersigned is a broker-dealer that will receive 2005 Exchange Bonds for its own account in exchange for 2005 Bonds, it represents that such 2005 Bonds were acquired as a result of market-making activities or other trading activities, and it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such 2005 Exchange Bonds. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such 2005 Exchange Bonds, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended.

SIGN HERE

Name of beneficial owner(s):

Signature(s):

Name(s)	(please print):

Address:

Telephone Number:

Taxpayer Identification or Social Security Number:

Date:

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